(Firm Letterhead)
September 5, 2014

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for World Acceptance Corporation (the Company) and, under the date of June 12, 2014, we reported on the consolidated financial statements of World Acceptance Corporation as of and for the years ended March 31, 2014 and 2013 and the effectiveness of internal control over financial reporting as of March 31, 2014. On August 29, 2014, we resigned. We have read World Acceptance Corporation’s statements included under Item 4.01 of its Form 8-K dated September 5, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with World Acceptance Corporation's statements that the decision to request proposals to serve as the Company’s independent registered public accounting firm was approved by the Company’s Audit Committee and the Board of Directors and the Company is in the final stages of selecting a new independent registered public accounting firm.

Very truly yours,
/s/ KPMG LLP